HOLDBACK ESCROW AGREEMENT

This Holdback Escrow Agreement, dated as of December 24, 2007 (this “Agreement”), is entered into by and among Discovery Technologies, Inc., a Nevada corporation (the “Company”), the investors set forth on Exhibit A and signatory hereto (collectively, the “Investors”), and Tri-State Title & Escrow, LLC (the “Escrow Agent”). The principal address of each party hereto is set forth on Exhibit A. The Company is sometimes referred to herein as the Escrowing Party.

WITNESSETH:

WHEREAS, the Company, through, Hickey Freihofner Capital, a division of Brill Securities, Inc, Member NASD/MSRB/SIPC (the “Placement Agent”), proposes to make a private offering to accredited institutional investors (the “Offering”) of the Company’s common stock, par value $0.001 per share (the “Securities”) in reliance upon available exemptions from the registration requirements of the U.S. Securities Act of 1933, as amended (the “Act”) and pursuant to the Securities Purchase Agreement (the “Securities Purchase Agreement”), in an minimum amount of twenty million dollars ($20,000,000) and a maximum aggregate amount of twenty six million dollars ($26,000,000) (the “Subscription Amount”);

WHEREAS, the Company has agreed to deposit at the closing of the transactions contemplated by the Securities Purchase Agreement (the “Closing”) an aggregate of $4,250,000.00 of the proceeds received from subscriptions made by the investors in the Offering (the “Investors”) for the Securities as more fully specified in this Agreement (the “Escrowed Funds”) with the Escrow Agent, to be held in escrow and administered and distributed as described in Section 4.12 of the Securities Purchase Agreement and Section 3 of this Agreement;

WHEREAS, Escrow Agent is willing to hold the Escrowed Funds in escrow subject to the terms and conditions of this Agreement;

WHEREAS, in contemplation of, and as a material inducement for the Investors to enter into the Securities Purchase Agreement, the Company and Escrow Agent have each agreed to execute and deliver this Agreement; and

WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings given to such terms in the Securities Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained and intending to be legally bound, the parties hereby agree as follows:

1. Appointment of Escrow Agent. The Company hereby appoints Escrow Agent as escrow agent in accordance with the terms and conditions set forth herein and the Escrow Agent hereby accepts such appointment.

2. Delivery of the Escrowed Funds.

2.1 The Company hereby directs that the Escrowed Funds be delivered simultaneously with the Closing to the Escrow Agent’s account (the “Escrow Account”) as follows:

Account Name: Tri-State Title & Escrow, LLC
Bank: Access National Bank, Reston, VA 20191
Account No.: 2681757
ABA No: .056009039
Escrowed Funds: $4,250,000.00

3. Escrow Agent to Hold and Disburse Escrowed Funds. Promptly following the Closing, the Escrow Agent will provide written notice to the Company (for simultaneous distribution to the Investors) that the Escrow Agent has received the entire amount of Escrowed Funds in the Escrow Account. The Escrow Agent will hold and disburse the Escrowed Funds received by it pursuant to the terms of this Agreement, as follows:

3.1 Pursuant to Section 4.12 of the Securities Purchase Agreement, the Company has undertaken that no later than 120 days following the Closing Date, the Board of Directors of the Company shall be comprised of a minimum of five members, a majority of which shall be “independent directors” as such term is defined in NASDAQ Marketplace Rule 4200(a)(15). Accordingly, $2,000,000 (the “Board Holdback Escrow Amount”) of the Escrowed Funds is to be held in the Escrow Account subject to the satisfaction of the Company’s obligations under Section 4.12 of the Securities Purchase Agreement.

3.2 Pursuant to Section 4.15 of the Securities Purchase Agreement, the Company has undertaken that no later than three months following the Closing Date, the Company will hire a chief financial officer who is a certified public accountant or possesses experience such that he or she can reasonably serve as a chief financial officer, fluent in English, and who has a working familiarity with (i) US GAAP and (ii) auditing procedures and compliance for United States public companies; provided that if the proposed CFO is not a certified public accountant, who is fluent in English and an expert in GAAP and auditing procedures and compliance for United States public companies, then such proposed CFO shall be subject to Pinnacle’s reasonable approval. The Company shall enter into an employment agreement with the CFO for a term of no less than two years. Accordingly, $2,000,000 (the “CFO Holdback Escrow Amount”) of the Escrowed Funds is to be held in the Escrow Account subject to the satisfaction of the Company’s obligations under Section 4.15 of the Securities Purchase Agreement.

3.3 Pursuant to Section 4.13 of the Securities Purchase Agreement, the Company has undertaken that by the thirtieth day following the Closing Date, the Company shall hire either of CCG Elite, Hayden Communications, or Integrated Corporate Relations as the Company’s investor relations firm. Accordingly, $250,000 (the “IR Holdback Escrow Amount”) of the Escrowed Funds is to be held in the Escrow Account subject to the satisfaction of the Company’s obligations under Section 4.13 of the Securities Purchase Agreement. The IR Holdback Escrow Amount shall remain in the Escrow Account and shall only be released by the Escrow Agent to the Company upon the Escrow Agent’s receipt of written notice from the Company and the Investors then holding a majority of the Shares (the “Required Investors”) that the Company has hired one of the aforementioned investor relations firms and then only to the extent that the Company evidences investor relations related expenses for payment; provided, however, if there are no such investor relations related expenses or only a portion of such IR Holdback Escrow Amount is required to pay investor relations related expenses, any remaining portion shall be returned to the Investors pro rata to the accounts for such Investors set forth on Schedule 1. No other portion of the Escrowed Funds may be used by the Company for such purposes.

3.4 If for any reason or for no reason whatsoever, the Escrow Agent does not receive the written notice contemplated herein from the Company and the Required Investors relating to either the release of (i) the Board Holdback Escrow Amount prior to 125 calendar days following the Closing Date (the “Board Compliance Period”) or (ii) CFO Holdback Escrow Amount prior to 95 calendar days following the Closing Date (the “CFO Compliance Period”) (each such failure or breach being referred to as an “Event,” and for purposes of this Section the date such Event occurs being referred to as “Event Date”), then in addition to any other rights the Investors may have hereunder, under the Securities Purchase Agreement or under applicable law, on each such Event Date and on each monthly anniversary of such Event Date (if the applicable Event shall not have been cured by such date) until the applicable Event is cured, the Company shall pay to each Investor by wire transfer an amount in immediately available funds, as partial liquidated damages and not as a penalty, equal to 1% of the aggregate Investment Amount paid by such Investor for Shares pursuant to the Securities Purchase Agreement. The partial liquidated damages payable under this Section 3.4 shall be independent of any other damages payable under this Agreement, the Securities Purchase Agreement or any other Transaction Document and shall apply on a daily pro-rata basis for any portion of a month prior to the cure of an Event. In no event will the Company be liable for partial liquidated damages under this Agreement in excess of 1% of the aggregate Investment Amount of the Investors in any 30-day period in respect of any single Event (it being understood that if the Company suffers an Event relating to its failure to comply with Section 4.12 of the Securities Purchase Agreement and an Event relating to its failure to comply with Section 4.15 of the Securities Purchase Agreement in a 30-day period it will be responsible for 2% of partial liquidated damages under this provision in a 30-day period). It is further understood that partial liquidated damages under this Agreement are limited to the Board Holdback Escrow Amount as to that Event and the CFO Holdback Escrow Amount as to that Event; provided that the Investors are entitled to all other remedies available under applicable law. On any Event Date, the Company will deliver to each Investor a written notice which shall set forth the relevant Event. Schedule 1 attached hereto shall set forth the name, address, Investment Amount and delivery instructions for any partial liquidated damages contemplated hereby of each Investor.

3.5 In the event that the Escrow Agent does not timely receive the written notice from the Company and the Required Investors in accordance with the terms hereof prior to the expiration of either of the Board Compliance Period and/or the CFO Compliance Period, as relevant, the Company hereby irrevocably directs the Escrow Agent to automatically, and without any action on the part of the parties hereto, disburse the partial liquidated damages applicable to any such Event to the Investors as contemplated herein until the earlier of (i) such time as all Escrowed Funds applicable to such Event have been disbursed to the Investors or (ii) such time as the Escrow Agent receives written notice from the Company and the Required Investors that the obligations of the Company under the Securities Purchase Agreement applicable to such Event have been adequately complied with.

4. Interpleader. Should any controversy arise among the parties hereto with respect to this Agreement or with respect to the right to receive the Escrowed Funds, the Escrow Agent shall have the right to consult counsel and/or to institute an appropriate interpleader action to determine the rights of the parties. The Escrow Agent is also hereby authorized to institute an appropriate interpleader action upon receipt of a written letter of direction executed by the parties so directing the Escrow Agent. If the Escrow Agent is directed to institute an appropriate interpleader action, it shall institute such action not prior to thirty (30) days after receipt of such letter of direction and not later than sixty (60) days after such date. Any interpleader action instituted in accordance with this Section 4 shall be filed in any court of competent jurisdiction in Virginia, and the portion of the Escrowed Funds in dispute shall be deposited with the court and in such event the Escrow Agent shall be relieved of and discharged from any and all obligations and liabilities under and pursuant to this Agreement with respect to that portion of the Escrowed Funds.

5. Exculpation and Indemnification of Escrow Agent and Investors.

5.1  The Escrow Agent and the Investors shall have no duties or responsibilities other than those expressly set forth herein. The Escrow Agent and the Investors shall have no duty to enforce any obligation of any person to make any payment or delivery, or to direct or cause any payment or delivery to be made, or to enforce any obligation of any person to perform any other act. The Escrow Agent and the Investors shall be under no liability to the other parties hereto or anyone else, by reason of any failure, on the part of any party hereto or any maker, guarantor, endorser or other signatory of a document or any other person, to perform such person’s obligations under any such document. Except for amendments to this Agreement referenced below, and except for written instructions given to the Escrow Agent by the Company and the Required Investors relating to the Escrowed Funds, the Escrow Agent shall not be obligated to recognize any other agreement.

5.2  Neither the Escrow Agent nor the Investors shall be liable to the Company or to anyone else for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith and acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report, or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained), which is believed by the Escrow Agent or the Investors to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any of the terms thereof, unless evidenced by written notice delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall give its prior written consent thereto.

5.3  Neither the Escrow Agent nor the Investors shall be responsible for the sufficiency or accuracy of the form, or of the execution, validity, value or genuineness of, any document or property received, held or delivered to it hereunder, or of any signature or endorsement thereon, or for any lack of endorsement thereon, or for any description therein; nor shall the Escrow Agent or the Investors be responsible or liable to the Company or to anyone else in any respect on account of the identity, authority or rights, of the person executing or delivering or purporting to execute or deliver any document or property or this Agreement. The Escrow Agent shall have no responsibility with respect to the use or application of the Escrowed Funds pursuant to the provisions hereof.

5.4  The Escrow Agent shall have the right to assume, in the absence of written notice to the contrary from the proper person or persons, that a fact or an event, by reason of which an action would or might be taken by the Escrow Agent, does not exist or has not occurred, without incurring liability to the Company or to anyone else for any action taken or omitted to be taken or omitted, in good faith and in the exercise of its own best judgment, in reliance upon such assumption.

5.5 To the extent that the Escrow Agent becomes liable for the payment of taxes, including withholding taxes, in respect of income derived from the investment of the Escrowed Funds, or any payment made hereunder, the Escrow Agent may pay such taxes; and the Escrow Agent may withhold from any payment to the Company (but not from any partial liquidated damages paid to Investors) of the Escrowed Funds such amount as the Escrow Agent estimates to be sufficient to provide for the payment of such taxes not yet paid, and may use the sum withheld for that purpose. The Escrow Agent shall be indemnified and held harmless by the Company against any liability for taxes and for any penalties in respect of taxes, on such investment income or payments in the manner provided in Section 5.6.

5.6 The Escrow Agent will be indemnified and held harmless by the Company from and against all expenses, including all counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or proceedings involving any claim, or in connection with any claim or demand, which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, except for claims relating to gross negligence by Escrow Agent or breach of this Agreement by the Escrow Agent, or the monies or other property held by it hereunder. Promptly after the receipt of the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall, if a claim in respect thereof is to be made against the Escrowing Party, notify it thereof in writing, but the failure by the Escrow Agent to give such notice shall not relieve any such party from any liability which an Escrowing Party may have to the Escrow Agent hereunder. Notwithstanding any obligation to make payments and deliveries hereunder, the Escrow Agent may retain and hold for such time as it deems necessary such amount of monies or property as it shall, from time to time, in its sole discretion, seem sufficient to indemnify itself for any such loss or expense and for any amounts due it under Section 8.

5.7 For purposes hereof, the term “expense or loss” shall include all amounts paid or payable to satisfy any claim, demand or liability, or in settlement of any claim, demand, action, suit or proceeding settled with the express written consent of the Escrow Agent, and all costs and expenses, including, but not limited to, counsel fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit or proceeding.

6. Termination of Agreement and Resignation of Escrow Agent.

6.1 This Agreement shall terminate upon disbursement of all of the Escrowed Funds, provided that the rights of the Escrow Agent and the Investors and the obligations of the Company under Section 5 shall survive the termination hereof.

6.2 The Escrow Agent may resign at any time and be discharged from its duties as Escrow Agent hereunder by giving the Company at least five (5) business days written notice thereof (the “Notice Period”). As soon as practicable after its resignation, the Escrow Agent shall, if it receives notice from the Company within the Notice Period, turn over to a successor escrow agent appointed by the Company all Escrowed Funds (less such amount as the Escrow Agent is entitled to retain pursuant to Section 8) upon presentation of the document appointing the new escrow agent and its acceptance thereof. If no new agent is so appointed within the Notice Period, the Escrow Agent shall return the Escrowed Funds to the parties from which they were received without interest or deduction.

7. Form of Payments by Escrow Agent.

7.1 Any payments of the Escrowed Funds by the Escrow Agent pursuant to the terms of this Agreement shall be made by wire transfer unless directed to be made by check by the receiving party.

7.2 All amounts referred to herein are expressed in United States Dollars and all payments by the Escrow Agent shall be made in such dollars.

8. Compensation. Escrow Agent shall be entitled to the following compensation from the Company (it being understood that no Investor shall be responsible to pay the Escrow Agent any compensation hereunder):

8.1 Documentation Fee: The Company shall pay a documentation fee to the Escrow Agent of $2,000 receipt of which is hereby acknowledged by Escrow Agent.

8.2 Interest: The Escrowed Funds shall accrue interest (the “Accrued Interest”) at the available rate obtained by the Escrow Agent with respect to the period during which such funds are held in the Escrow Account. Each time Escrowed Funds are disbursed to the Company in accordance with this Agreement, the Company shall be paid Accrued Interest of 2.0% per annum on the aggregate amount of Escrowed Funds disbursed to the Company at such time and the balance of Accrued Interest, if any, shall be retained by the Escrow Agent.

9. Notices. All notices, requests, demands, and other communications provided herein shall be in writing, shall be delivered by hand or by first-class mail, shall be deemed given when received and shall be addressed to parties hereto at their respective addresses first set forth on Exhibit A hereto.

10. Further Assurances. From time to time on and after the date hereof, the Company shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do and cause to be done such further acts as the Escrow Agent shall reasonably request (it being understood that the Escrow Agent shall have no obligation to make any such request) to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

11. Consent to Service of Process. The Company hereby irrevocably consents to the jurisdiction of the courts of the State of Virginia and of any Federal court located in such state in connection with any action, suit or proceedings arising out of or relating to this Agreement or any action taken or omitted hereunder, and waives personal service of any summons, complaint or other process and agrees that the service thereof may be made by certified or registered mail directed to it at the address listed on Exhibit A hereto.

12. Miscellaneous.

12.1 This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing such instrument to be drafted. The terms “hereby,” “hereof,” “hereunder,” and any similar terms, as used in this Agreement, refer to the Agreement in its entirety and not only to the particular portion of this Agreement where the term is used. The word “person” shall mean any natural person, partnership, corporation, government and any other form of business of legal entity. All words or terms used in this Agreement, regardless of the number or gender in which they were used, shall be deemed to include any other number and any other gender as the context may require. This Agreement shall not be admissible in evidence to construe the provisions of any prior agreement.

12.2 This Agreement and the rights and obligations hereunder of the Company may not be assigned. This Agreement and the rights and obligations hereunder of the Escrow Agent may be assigned by the Escrow Agent, with the prior consent of the Company and the Required Investors. This Agreement shall be binding upon and inure to the benefit of each party’s respective successors, heirs and permitted assigns. No other person shall acquire or have any rights under or by virtue of this Agreement. This Agreement may not be changed orally or modified, amended or supplemented without an express written agreement executed by the Escrow Agent, the Company and the Required Investors. This Agreement is intended to be for the sole benefit of the parties hereto and their respective successors, heirs and permitted assigns, and none of the provisions of this Agreement are intended to be, nor shall they be construed to be, for the benefit of any third person.

12.3 This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Virginia. The representations and warranties contained in this Agreement shall survive the execution and delivery hereof and any investigations made by any party. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect any of the terms thereof.

12.4 This Agreement may be executed in a number of counterparts, by facsimile, each of which shall be deemed to be an original as of those whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more of the counterparts hereof, individually or taken together, are signed by all the parties.

IN WITNESS WHEREOF, the parties have executed and delivered this Holdback Escrow Agreement on the day and year first above written.

TRI-STATE TITLE & ESCROW, LLC

By:  /s/ Guy W Turner

Name: Guy W. Turner
Title: President

DISCOVERY TECHNOLOGIES, INC.

By:  /s/ Tao Li

Name: Tao Li
Title: Chairman of the Board,
President and Chief Executive Officer

NAME OF INVESTOR:

___________________________________

By:

Name:
Title:

EXHIBIT A

PARTIES TO AGREEMENT

Tri State Title & Escrow LLC
360 Main Street, 1st Floor
P.O. Box 391
Washington, VA 22747
(800) 984-2155
Attention: Johnnie L. Zarecor

Telephone:    (540) 675-2155
Fax:               (540) 675-2155
Email:            escrow@tristatetitle.net

Discovery Technologies, Inc.
45 Old Millstone Drive, Unit 6,
East Windsor, NJ 08520
Attn: Mr. Yinshing David To

[Insert Investors]

Schedule 1